Exhibit 99.1

AT THE COMPANY
Clifford Bolen
Office of the Chief Executive, COO, CFO
(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

VITA FOODS REPORTS SECOND QUARTER 2006 RESULTS

Chicago, IL, (August 11, 2006) — For the second quarter ended June 30, 2006, Vita Food Products, Inc. (AMEX: VSF) today announced a consolidated net income of $15,000, or $0.00 per share, compared to net income of $51,000 or $0.01 per share in the second quarter of 2005.  The Vita Seafood segment, which is primarily engaged in the processing and sale of herring products and cured and smoked salmon products, experienced a net loss of $(198,000) compared to net loss of $(276,000) in 2005.  This improvement for the Vita Seafood segment primarily arose as a result of increased sales volume and improved labor and overhead efficiencies that were partially offset by higher sales deductions and increased raw material costs.  The Company’s other business segment, Vita Specialty Foods (“VSF”), which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, offset Vita Seafood’s net loss with net income of $214,000 in the second quarter of 2006 compared to net income of $327,000 in the second quarter of 2005.  This decline for VSF was primarily attributable to a change in the product mix sold during the current period.  In the current quarter a larger amount of lower margin products were sold coupled with a smaller percentage of higher margin products which, in total, was partially offset by reduced selling and administrative expenses.

Consolidated net sales for the second quarter of 2006 were $11.8 million, compared with $10.2 million in the second quarter of 2005.  Vita Seafood’s net sales for the second quarter of 2006 were $5.9 million compared to $4.8 million from the prior year quarter, representing a 23.4% increase.  The increase was significantly due to major customers increasing their orders for salmon products.  VSF’s net sales for the second quarter were $6.0 million compared to $5.4 million for the prior year quarter, representing a 10.3% increase.  The increase was a result of higher sales of brand named licensed products partially offset by a decline in sales of VSF’s own branded products.  Consolidated gross margin for the quarter decreased to 28.5% from 34.2% in the prior year quarter primarily as a result of the changes discussed above.

“We are pleased with the results of the Seafood segment which continued reporting improved results from the last year quarter and year to date results.  The Specialty Foods segment’s performance lagged somewhat but, is expected to show improved results in the third and fourth quarters,” said Steve Rubin, the Company’s Chairman and member of the Office of the Chief Executive.  “We continue to affirm our earlier guidance for 2006 of between $0.20 and $0.24 per share for 2006.”

Six-Month Results

For the six months ended June 30, 2006, the Company had a consolidated net income of $72,000 or $0.02 per share, compared to a net loss of $(206,000), or $(0.05) per share for the same period in 2005, an improvement of $278,000 or $0.07 per share.  The Vita Seafood segment had a net loss of $(190,000) compared to a net loss of $(571,000) in 2005, an improvement of $381,000 or 66.8%.  VSF’s net income was $262,000 compared to $365,000 in 2005, a decline of $103,000 or 28.3%.

Consolidated net sales for the six months were $24.6 million, compared with $21.1 million for the six months ended June 30, 2005, representing an increase of $3.6 million or 16.9%.  Vita Seafood’s net sales were $13.3 million for the six months, compared with $10.7 million for the same period in 2005, representing an increase of $2.5 million or 23.6% for the six-month period, largely a reflection of the retail salmon volume.  VSF’s net sales were $11.3 million for the six months, compared with $10.3 million for the same period in 2005, representing an increase of $1.0 million or 9.9%.  The largest contributing factor to this increase were sales of brand named licensed products.

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, meat enhancements and salsas.  The company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam® brands.

For more information visit www.vitafoodproducts.com.

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, customers and competitive position.  Any such statements are subject to risks and uncertainties, including but not limited to:

•                  the potential loss of large customers or accounts;

•                  downward product price movements;

•                  raw material availability and prices;

•                  changes in energy costs;

•                  the success of new product introductions;

•                  integration and management of acquired businesses;

•                  changes in economic and market conditions;

•                  industry competition;

•                  the seasonality of Vita’s business;

•                  the Company’s ability to attract and retain key personnel;

•                  the potential impact of claims and litigation; and

•                  the dietary habits and trends of the general public.

VITA FOOD PRODUCTS, INC.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	Jun 30,	Jun 30,		Jun 30,	Jun 30,
	2006	2005	Change	2006	2005	Change
Net sales	$11,828	$10,158	16%	$24,617	$21,055	17%
Cost of goods sold	8,456	6,679	27%	17,348	14,375	21%
Gross margin	3,372	3,479	(3%)	7,269	6,680	9%

Selling and administrative expenses
Selling, marketing & distribution	2,097	2,082	1%	4,423	4,267	4%
Administrative	934	1,073	(13%)	2,085	2,307	(10%)
Total	3,031	3,155	(4%)	6,508	6,574	(1%)
Operating profit	341	324	5%	761	106	618%

Interest expense	314	238	32%	640	449	43%
Income (loss) before income taxes	27	86	(69%)	121	(343)	135%
Income tax expense (benefit)	12	35	(66%)	49	(137)	136%
Net income (loss)	$15	$51	(71%)	$72	$(206)	135%
Earnings (loss) per common share:
Basic	$—	$0.01	(100%)	$0.02	$(0.05)	140%
Diluted	$—	$0.01	(100%)	$0.02	$(0.05)	140%
Weighted average shares outstanding:
Basic	4,885	3,859		4,442	3,859
Diluted	4,939	3,884		4,479	3,859